EXHIBIT 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

RICHMOND, INDIANA (October 22, 2020) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.21 diluted earnings per share, for the third quarter of 2020, compared to net income of $2.5 million, or $0.20 diluted earnings per share, for the second quarter of 2020, and a net loss of $3.3 million, or $(0.26) diluted earnings per share, for the third quarter of 2019. Net income was $7.5 million, or $0.60 diluted earnings per share for the first nine months of 2020, compared to a net loss of $1.5 million for the comparable period in 2019. There is no comparison of earnings per share to the first nine months of 2019, as the Company’s reorganization from the mutual to stock form of ownership and related stock offering was not completed until July 1, 2019.

President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “During the third quarter of 2020 we continued to monitor and assist our clients and others in our communities to provide support during these difficult times. I would like to thank our employees who have demonstrated their commitment to our communities by continuing to provide vital banking services and assistance.”

Kleer added, “I am pleased to report that our asset quality metrics remain strong. Nevertheless, we will continue to proactively monitor modified loans and other loans we consider at heightened risk and will continue to revisit our allowance for loan losses for probable COVID-19 pandemic related credit weakness as pressure on asset quality in future quarters may require additional provisions.”

Our Response to COVID-19 Pandemic

Loan Programs. During the third quarter of 2020, we continued our participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to provide ongoing support to our clients and communities. Through the conclusion of the PPP on August 8, 2020, we had funded 482 PPP loans totaling $64.9 million. We began to process applications for PPP loan forgiveness beginning in the third quarter of 2020 and will continue working with our clients to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate. As of September 30, 2020, SBA had not approved any applications filed by the Bank on behalf of its borrowers for loan forgiveness under the PPP.

Loan Modifications. We offer payment and financial relief programs for borrowers impacted by COVID-19, primarily through loan and lease payment deferments of principal and interest up to 90 days, although requests for payment relief during the third quarter have significantly declined. We continue to monitor our loan portfolio and strive to work with our customers and communities. Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. At September 30, 2020, the number of loans and leases granted payment deferrals was 70, representing $35.3 million in loans and leases outstanding, down from 752 loans and leases at June 30, 2020 totaling $175.1 million. We continue to waive certain loan late fees and have suspended foreclosure proceedings. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes information relating to loan deferments at quarter ended September 30, 2020 and June 30, 2020:

	September 30, 2020		June 30, 2020
($ in thousands)	Number of Loans	Balance	Number of Loans	Balance
Commercial mortgage	24	$27,767	70	$98,010
Commercial and industrial	2	788	27	12,692
Construction and development	2	226	3	10,098
Multi-Family	2	2,105	13	21,197
Residential mortgage	16	3,347	88	11,198
Home equity	1	14	7	215
Direct financing leases	23	1,063	507	21,080
Consumer	–	–	37	597
Total Loans	70	$35,310	752	$175,087

The following table summarizes information relating to hospitality loan deferments (which are included in the table above) at quarter ended September 30, 2020 and June 30, 2020:

	September 30, 2020			June 30, 2020
($ in thousands)	Number of Loans	Balance	Percent of total loans in category	Number of Loans	Balance	Percent of total loans in category
Restaurants	–	$–	0.00%	7	$1,356	24.64%
Hotels	13	24,384	38.05%	19	44,455	72.58%
Total Loans	13	$24,384	34.83%	26	$45,811	68.62%

Certain customers have requested an additional 90-day deferment. Shown in the following table is a summary of currently deferred loans with more than one round of deferments granted as of September 30, 2020.

($ in thousands)	Number of Loans	Amount
Commercial mortgage	14	$20,459
Commercial and industrial	2	788
Construction and development	–	–
Multi-Family	2	2,105
Residential mortgage	7	1,303
Home equity	–	–
Direct financing leases	18	857
Consumer	–	–
Total Loans	43	$25,512

Branch Operations and Support Personnel. Many of our employees continue to work remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site. We have also taken steps to resume more normal branch activities with specific guidelines in place to protect the safety of our clients and our personnel. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.

Capital Strength. At September 30, 2020, the Company’s stockholders’ equity totaled $191.7 million, a $3.9 million, or 2.1% increase from year-end 2019. The Company’s equity to asset ratio was 18.17% at September 30, 2020. At September 30, 2020, the Bank’s Tier I capital to total assets was 13.87% and the Bank’s capital was well in excess of all regulatory requirements.

Third Quarter Performance Highlights:

•Assets totaled $1.1 billion at September 30, 2020 and June 30, 2020, compared to $986.0 million at December 31, 2019.

•Loans and leases, net of allowance, totaled $750.6 million at September 30, 2020, compared to $752.9 million at June 30, 2020 and $687.3 million at December 31, 2019.

•Nonperforming loans and leases totaled $3.4 million, or 0.44% of total loans and leases, at September 30, 2020, compared to $4.3 million, or 0.57% of total loans and leases, at June 30, 2020 and $3.8 million, or 0.55% of total loans and leases, at December 31, 2019.

•The allowance for loan and lease losses totaled $9.8 million, or 1.29% of total loans and leases outstanding, at September 30, 2020, compared to $8.5 million, or 1.12% of total loans and leases outstanding at June 30, 2020 and $7.1 million, or 1.02% of total loans and leases outstanding, at December 31, 2019. The provision for loan and leases losses totaled $1.3 million both in the current quarter and the preceding quarter of 2020, compared to $705,000 in the quarter ended September 30, 2019.

•Deposits totaled $663.1 million at September 30, 2020, compared to $739.1 million at June 30, 2020 and $617.2 million at December 31, 2019. At September 30, 2020, noninterest bearing deposits totaled $88.7 million or 13.4% of total deposits, compared to $89.9 million or 12.2% of total deposits at June 30, 2020 and $60.3 million or 9.8% of total deposits at December 31, 2019.

•The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2020.

•Annualized net interest margin was 3.18% for the current quarter, compared to 3.03% in the preceding quarter and 3.31% in the third quarter a year ago.

Balance Sheet Summary

Total assets increased $68.8 million, or 7.0%, to $1.1 billion at September 30, 2020, from $986.0 million at December 31, 2019. The increase was primarily a result of a $63.4 million, or 9.2%, increase in loans and leases, net of allowance, to $750.6 million at September 30, 2020 from $687.3 million at December 31, 2019, and a $26.5 million, or 12.2%, increase in investment securities to $244.2 million at September 30, 2020, compared to $217.7 million at December 31, 2019. The increase in loans and leases was attributable to PPP loans, which totaled $64.9 million at September 30, 2020. Cash and cash equivalents decreased $23.9 million, or 58.9%, to $16.7 million at September 30, 2020, from $40.6 million at December 31, 2019.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $3.4 million or 0.44% of total loans and leases at September 30, 2020, compared to $4.3 million or 0.57% of total loans at June 30, 2020 and $3.8 million or 0.55% of total loans and leases at December 31, 2019. The decrease in nonperforming loans and leases was primarily the result of the resolution of a $1.0 million multi-family loan. Accruing loans past due more than 90 days at September 30, 2020 totaled $2.4 million, compared to $3.3 million at June 30, 2020 and $2.6 million at December 31, 2019.

The allowance for loan and lease losses increased $1.3 million, or 15.1%, to $9.8 million at September 30, 2020 from $8.5 million at June 30, 2020, and increased $2.7 million, or 38.4%, from $7.1 million at December 31, 2019. At September 30, 2020, the allowance for loan and lease losses totaled 1.29% of total loans and leases outstanding compared to 1.12% at June 30, 2020 and 1.02% at December 31, 2019. The allowance for loan and lease losses to total loans at September 30, 2020 and June 30, 2020 increased 12 basis points and 10 basis points, respectively, if PPP loans, which totaled $64.9 million and $64.3 million at September 30, 2020 and June 30, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation. Net charge-offs during the first nine months of 2020 were $110,000 or 0.02% of average loans and leases outstanding, compared to net charge-offs of $419,000, or 0.08% of average loans and leases outstanding during the first nine months of 2019.

Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of September 30, 2020, which evaluation included consideration of potential credit losses due to the deteriorating economic conditions driven by the impact of the COVID-19 pandemic. The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. The Company has increased its qualitative factors when determining the adequacy of its allowance for loan and lease losses. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.

Total deposits decreased $76.1 million, or 10.3%, to $663.1 million at September 30, 2020, compared to $739.1 million at June 30, 2020 and increased $45.8 million, or 7.4%, from $617.2 million at December 31, 2019. The decrease in deposits from the linked quarter primarily was due to the utilization of PPP funds previously deposited by borrowers into their accounts at the Bank. This increase in deposits at September 30, 2020 compared to December 31, 2019 primarily was due to an increase in demand deposit and savings accounts primarily related to disbursements of PPP loan funds to borrowers’ deposit accounts as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. Brokered deposits decreased $88.3 million to $32.4 million, or 4.9% of total deposits, at September 30, 2020 compared to $120.7 million, or 16.3% of total deposits, at June 30, 2020 and decreased $24.2 million from $56.7 million, or 9.2% of total deposits, at December 31, 2019. The decrease in brokered deposits was due to increases in retail deposits and deposits related to PPP loans which reduced the need for brokered deposits. Demand deposit and savings accounts increased $71.9 million to $407.7 million at September 30, 2020, compared to $335.8 million at December 31, 2019. At September 30, 2020, noninterest bearing deposits totaled $88.7 million or 13.4% of total deposits, compared to $89.9 million or 12.2% of total deposits at June 30, 2020 and $60.3 million or 9.8% of total deposits at December 31, 2019.

Stockholders’ equity totaled $191.7 million at September 30, 2020, a decrease of $4.5 million or 2.3% from June 30, 2020 and an increase of $3.9 million or 2.1% from December 31, 2019. The decrease in stockholders’ equity from the linked quarter primarily was the result of the repurchase of $6.6 million of Company common stock and the payment of $605,000 in dividends to Company stockholders during the current quarter, partially offset by $2.5 million of net income earned during the third quarter of 2020. The increase in stockholders’ equity from year end primarily was the result of net income of $7.5 million in the first nine months of 2020 and a $3.8 million improvement in accumulated other comprehensive income, partially offset by the cash dividends paid to shareholders and $6.6 million in stock repurchases noted above. During the quarter ended September 30, 2020, the Company repurchased a total of 582,079 shares of Company common stock at an average price of $11.37 per share pursuant to the Company’s stock repurchase program announced on July 8, 2020, leaving 94,252 shares available for future repurchase under the stock repurchase program. Subsequent to quarter end through October 21, 2020, the Company purchased an additional 63,417 shares, leaving 30,835 shares available for future repurchase.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $251,000, or 3.1%, to $8.3 million in the third quarter of 2020, compared to $8.0 million in the second quarter of 2020 and increased $365,000, or 4.6%, from $7.9 million in the third quarter of 2019. The increase over the second quarter of 2020 was primarily driven by a higher net interest margin, partially offset by a decrease in net earning assets. The increase in the third quarter of 2020 compared to the same period in 2019 was primarily attributable to a higher level of net interest-earning assets, partially offset by a decrease in the net interest margin.

Interest income increased $84,000, or 0.8%, to $10.6 million during the quarter ended September 30, 2020, compared to the quarter ended June 30, 2020 and decreased $224,000, or 2.1%, compared to $10.8 million during the quarter ended September 30, 2019. Interest income on loans and leases increased $248,000, or 2.7%, to $9.6 million for the quarter ended September 30, 2020, compared to $9.3 million for the second quarter of 2020, and increased $238,000, or 2.6%, from $9.3 million for the comparable quarter in 2019, due to higher average loan and investment securities balances. The average outstanding loan and lease balances were $756.3 million for the quarter ended September 30, 2020, compared to $747.9 million for the quarter ended June 30, 2020 and $698.9 million for the quarter ended September 30, 2019. The average yield on loans was 5.05% for the quarter ended September 30, 2020, compared to 4.98% and 5.33% for the quarters ended June 30, 2020 and September 30, 2019, respectively. The yield on the loan portfolio was impacted by the PPP loan activity during the second quarter of 2020 as PPP loans are originated at an interest rate of 1%, although the effective yield is slightly higher as a result of the origination fees paid to us by the SBA. The average yield on PPP loans in the third quarter of 2020 was 2.70%, including the recognition of the net deferred fees, resulting in a negative impact to the net interest margin of 22 basis points during the quarter ended September 30, 2020. The average yield on PPP loans in the second quarter of 2020 was 3.22%, including the recognition of the net deferred fees, resulting in a negative impact to the net interest margin of 12 basis points during the quarter ended June 30, 2020.

Interest income on investment securities, including FHLB stock, decreased $161,000, or 13.7%, to $1.0 million during the quarter ended September 30, 2020, compared to $1.2 million during the quarter ended June 30, 2020, and increased $155,000, or 18.0%, from $862,000 during the comparable quarter in 2019. The decrease in interest income on investment securities, including FHLB stock, from the previous quarter was due to a decrease in the weighted average yield, while the increase from the comparable period in 2019 was due to higher average balances, partially offset by a lower weighted average yield. The average balance of investment securities, including FHLB stock, was $256.2 million for the quarter ended September 30, 2020, compared to $256.6 million and $166.3 million for the quarters ended June 30, 2020 and September 30, 2019, respectively. The average yield on investment securities, including FHLB stock, was 1.59% for the third quarter of 2020, compared to 1.84% and 2.07% for the previous quarter of 2020 and the third quarter of 2019, respectively. Interest income earned on cash and cash equivalents decreased to $9,000 in the third quarter of 2020 compared to $11,000 in the second quarter of 2020 and $627,000 in the comparable quarter of 2019. The decrease in interest income earned on cash and cash equivalents in the third quarter of 2020 compared to the comparable quarter of 2019 was due to the significantly lower yield earned on funds at the Federal Reserve after the rate reductions experienced in the second half of 2019 and in March 2020, as well as a $61.5 million decline in the average balance of cash and cash equivalents outstanding during the comparable periods.

Interest expense decreased $166,000, or 6.7%, to $2.3 million for the quarter ended September 30, 2020, compared to $2.5 million the second quarter of 2020, and decreased $590,000, or 20.3%, from $2.9 million for the quarter ended September 30, 2019. Interest expense on deposits decreased $159,000, or 9.3%, to $1.5 million for the quarter ended September 30, 2020, from $1.7 million in the previous quarter and decreased $488,000, or 24.0%, from $2.0 million for the comparable quarter in 2019. This decrease in interest expense on deposits from the previous quarter was attributable to the lower weighted average rate paid on interest-bearing deposits and lower average deposit balances. The decrease in interest expense on deposits from the comparable quarter in 2019 was attributable to the lower weighted average rate paid on interest-bearing deposits, partially offset by higher average deposit balances. The weighted average rate paid on interest-bearing deposits was 1.04% for the quarter ended September 30, 2020, compared to 1.13% and 1.44% for the quarters ended June 30, 2020 and September 30, 2019, respectively. Interest expense on FHLB borrowings decreased $7,000, or 0.9%, to $763,000 for the third quarter of 2020 compared to $770,000 during the previous quarter and decreased $102,000, or 11.8%, from $865,000 for the comparable quarter in 2019. The average balance of FHLB borrowings totaled $180.9 million during the quarter ended September 30, 2020, compared to $181.8 million and $147.3 million for the quarters ended June 30, 2020 and September 30, 2019, respectively. The weighted average rate paid on FHLB borrowings was 1.69% for the quarters ended September 30, 2020 and June 30, 2020, and 2.35% for the comparable quarter in 2019.

Annualized net interest margin was 3.18% for the third quarter of 2020, compared to 3.03% and 3.31% for the second quarter of 2020 and third quarter of 2019, respectively. The increase in the net interest margin for the third quarter of 2020 compared to the second quarter was due to increased yields on loans and leases, and FHLB stock along with a seven basis point decline in the rate paid on interest bearing liabilities. The decline in the net interest margin for the current quarter compared to the comparable quarter in 2019 was due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities.

The provision for loan and lease losses for both the three months ended September 30, 2020 and June 30, 2020 totaled $1.3 million, compared to $705,000 for the quarter ended September 30, 2019. The continued elevated level of provision for loan and lease losses was primarily due to the continued uncertainty of the economic impact of the COVID-19 pandemic on the Bank’s loan portfolio. Net charge-offs during the third quarter of 2020 were $12,000, compared to net charge-offs of $106,000 during the second quarter of 2020 and net charge-offs of $90,000 in the third quarter of 2019. As the COVID-19 pandemic continues, we expect to see continued pressure on asset quality. As management continues to monitor the loan portfolio, additional provisions may be required.

Total noninterest income increased $73,000, or 3.5%, to $2.2 million for the quarter ended September 30, 2020 compared to $2.1 million for the quarter ended June 30, 2020, and increased $1.0 million, or 87.9%, from $1.1 million for the comparable quarter in 2019. The increase in noninterest income resulted primarily from the increase in the gain on sale of loans and leases, which increased $297,000, or 28.8%, to $1.3 million during the third quarter of 2020, compared to $1.0 million during the second quarter of 2020 and increased $1.1 million, or 473.4%, from $232,000 in the comparable period of 2019 as a result of increased mortgage banking activity during the current quarter due to lower rates. Loan and lease servicing income decreased $343,000 to a loss of $42,000 for the quarter ended September 30, 2020 compared to income of $301,000 for the quarter ended June 30, 2020 and decreased $110,000 from income of $68,000 for the comparable quarter in 2019. In the third quarter of 2020, the Company recorded a recovery to the value of its mortgage servicing rights of $6,000, compared to a $296,000 recovery recorded in the second quarter of 2020, and no impairment recovery or charge recorded in the third quarter of 2019. Other loan fees decreased $71,000, or 29.0%, to $174,000 in the third quarter of 2020 compared to the quarter ended June 30, 2020, and decreased $37,000, or 17.7%, over the comparable quarter in 2019. The decrease during the current quarter compared to the prior quarter was primarily due to letter of credit fees of $58,000 and interest rate modification fees of $76,000 that were earned in the second quarter of 2020. The decrease in the third quarter of 2020 compared to the third quarter of 2019 was attributable to increased loan processing fees of $80,000, or 96.3%, offset by decreased miscellaneous loan fees of $118,000, or 91.8%. Service fees on deposit accounts increased $45,000, or 42.6%, to $151,000 for the quarter ended September 30, 2020, compared to $106,000 for the second quarter of 2020, and decreased $145,000, or 49.1% from $296,000 for the quarter ended September 30, 2019. The increase in the third quarter of 2020 was the result of the Company re-instituting its overdraft fees effective September 1, 2020. The decrease in the third quarter of 2020 versus the comparable period in 2019 was the result of the Company’s waiving of overdraft fees for the first two months of the third quarter of 2020, and only re-instituting overdraft fees in September 2020.

Total noninterest expense increased $337,000, or 6.0%, to $6.0 million for the three months ended September 30, 2020 compared to $5.6 million for the second quarter of 2020, and decreased $6.5 million, or 52.1%, from $12.5 million for the same period in 2019. Salaries and employee benefits increased $377,000, or 11.5%, to $3.6 million for the quarter ended September 30, 2020, compared to $3.3 million in the second quarter of 2020, and decreased $193,000, or 5.0%, from $3.8 million for the quarter ended September 30, 2019. The increase from the second quarter of 2020 was primarily due to increases in retirement costs associated with administrative fees of the frozen defined benefit plan as well as Pension Benefit Guarantee Corporation fees, while the decrease from the comparable period in 2019 was primarily due to lower retirement costs in the third quarter of 2020 compared to the third quarter of 2019 as a result of the freezing of the Company’s defined benefit plan. Deposit insurance expense increased $20,000, or 33.3% to $80,000, in the third quarter of 2020 compared to the second quarter of 2020, and increased $56,000, or 233.6% compared to the third quarter of 2019 as a result of the Bank having previously utilized all of its remaining small bank credit awarded by the FDIC. Advertising expense declined $9,000 or 11.4%, in the third quarter of 2020 compared to the prior quarter, and $127,000 or 64.1% from the comparable quarter of 2019. This reflects a reduction of advertising occurring in 2020. The Company did not record any expense attributable to the First Bank Richmond Charitable Foundation (“Foundation”) in the third quarter of 2020. In the third quarter of 2019, the Company incurred a $6.3 million expense associated with the establishment and funding of the Foundation.

Income tax expense decreased $19,000 during the three months ended September 30, 2020, compared to the prior quarter despite slightly higher pre-tax income due to a lower effective federal tax rate compared to the prior quarter. Income tax expense increased $1.5 million during the three months ended September 30, 2020, compared to the same period in 2019, primarily due to a $7.3 million increase in pre-tax income. The effective tax rate for the third quarter of 2020 was 19.5% compared to 20.2% for the second quarter of 2020 and a 21.7% benefit for the same quarter a year ago.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity: legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended

SELECTED OPERATIONS DATA:	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
(In thousands, except for per share amounts)

Interest income	$10,583	$10,498	$10,807	$31,533	$30,962
Interest expense	2,308	2,474	2,898	7,347	8,450
Net interest income	8,275	8,024	7,909	24,186	22,512

Provision for loan losses	1,300	1,320	705	2,830	1,715
Net interest income after provision	6,975	6,704	7,204	21,356	20,797
Noninterest income	2,156	2,083	1,147	5,191	2,951
Noninterest expense	5,985	5,648	12,500	17,156	25,909
Income (loss) before income tax expense (benefit)	3,146	3,139	(4,149)	9,391	(2,161)
Income tax provision (benefit)	614	633	(898)	1,901	(618)

Net income (loss)	$2,532	$2,506	$(3,250)	$7,490	$(1,543)

Shares outstanding	12,945	13,527	13,527	12,945	13,527
Weighted average shares outstanding	12,281	12,481	12,474	12,409
Earnings (loss) per share:
Basic(1)	0.21	0.20	(0.26)	0.60
Diluted(1)	0.21	0.20	(0.26)	0.60

(1)  Earnings (loss) per share for the three months ended September 30, 2019 is for the period from July 2, 2019 to September 30, 2019.

SELECTED FINANCIAL CONDITION DATA:	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
(In thousands, except for per share amounts)	(Unaudited)

Total assets	$1,054,890	$1,140,213	$1,007,616	$986,042
Cash and cash equivalents	16,698	110,606	27,456	40,597
Investment securities	244,164	234,524	252,661	217,701
Loans and leases, net of allowance	750,646	752,923	687,054	687,258
Premises and equipment, net	14,758	14,440	14,007	14,087
Federal Home Loan Bank stock	9,170	9,080	8,631	7,600
Other assets	19,454	18,640	17,807	18,798
Deposits	663,057	739,131	605,235	617,219
Borrowings	176,000	180,000	182,000	154,000
Total stockholder’s equity	191,674	196,136	193,196	187,787

Book value (GAAP)	$191,674	$196,136	$193,196	$187,787
Tangible book value (non-GAAP)	191,674	196,136	193,196	187,787
Book value per share	14.81	14.50	14.28	13.88
Tangible book value per share	14.81	14.50	14.28	13.88

The following table summarizes information relating to our loan portfolio at the dates indicated:

	September 30,	June 30,	March 31,	December 31,
(In thousands)	2020	2020	2020	2019

Commercial mortgage	$245,651	$242,036	$238,878	$229,410
Commercial and industrial	141,142	141,184	76,002	84,549
Construction and development	55,694	62,372	58,051	53,426
Multi-family	63,237	58,709	58,101	66,002
Residential mortgage	122,456	126,146	132,662	131,294
Home equity	6,211	6,522	6,606	6,996
Direct financing leases	115,108	114,352	111,691	109,592
Consumer	13,101	12,550	12,828	13,534

Total loans and leases	$762,600	$763,871	$694,819	$694,803

The following table summarizes information relating to changes in deposits at the dates indicated:

	September 30,	June 30,	March 31,	December 31,
(In thousands)	2020	2020	2020	2019

Noninterest-bearing demand	$88,714	$89,922	$62,491	60,297
Interest-bearing demand	126,811	120,643	106,804	103,978
Savings and money market	192,178	185,365	162,935	171,529
Non-brokered time deposits	222,946	222,513	225,047	224,765
Brokered time deposits	32,408	120,688	47,958	56,650

Total deposits	$663,057	$739,131	$605,235	617,219

	Three Months Ended September 30,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$756,307	$9,557	5.05%	$698,924	$9,318	5.33%
Securities	247,113	891	1.44%	158,701	750	1.89%
FHLB stock	9,083	126	5.55%	7,580	112	5.91%
Cash and cash equivalents and other	28,096	9	0.13%	89,550	627	2.80%
Total interest-earning assets	1,040,599	10,583	4.07%	954,755	10,807	4.53%

Interest-bearing liabilities:
Savings and money market accounts	189,848	243	0.51%	163,660	286	0.70%
Interest-bearing checking accounts	123,271	68	0.22%	104,951	115	0.44%
Certificate accounts	282,306	1,234	1.75%	297,848	1,632	2.19%
Borrowings	180,913	763	1.69%	147,302	865	2.35%
Total interest-bearing liabilities	776,338	2,308	1.19%	713,761	2,898	1.62%

Net interest income		$8,275			$7,909
Net earning assets	$264,261			$240,994

Net interest rate spread(1)			2.88%			2.91%

Net interest margin(2)			3.18%			3.31%

Average interest-earning assets to average interest-bearing liabilities	134.04%			133.76%

___________________

(1)  Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$691,890	$27,928	5.38%	$684,844	$27,247	5.30%
Securities	239,696	3,252	1.81%	149,064	2,465	2.20%
FHLB stock	8,681	207	3.18%	7,140	296	5.53%
Cash and cash equivalents and other	38,355	146	0.51%	56,949	954	2.23%
Total interest-earning assets	978,622	31,533	4.30%	897,997	30,962	4.60%

Interest-bearing liabilities:
Savings and money market accounts	178,699	787	0.59%	168,800	914	0.72%
Interest-bearing checking accounts	114,205	216	0.25%	102,221	278	0.36%
Certificate accounts	288,571	4,071	1.88%	308,976	4,835	2.09%
Borrowings	175,620	2,273	1.73%	143,597	2,424	2.25%
Total interest-bearing liabilities	757,095	7,347	1.29%	723,594	8,451	1.56%

Net interest income		$24,186			$22,511
Net earning assets	$221,527			$174,403

Net interest rate spread(1)			3.01%			3.04%

Net interest margin(2)			3.30%			3.34%

Average interest-earning assets to average interest-bearing liabilities	129.26%			124.10%

_______________________________

(1)  Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

		At and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Selected Financial Ratios and Other Data:	2020	2020	2020	2019	2019
Performance ratios:
Return on average assets (annualized)	0.92%	0.93%	0.98%	(5.17)%	(1.28)%
Return on average equity (annualized)	5.22%	5.15%	5.15%	(25.85)%	(8.92)%
Yield on interest-earning assets	4.07%	3.96%	4.40%	4.48%	4.53%
Rate paid on interest-bearing liabilities	1.19%	1.26%	1.44%	1.53%	1.62%
Average interest rate spread	2.88%	2.70%	2.96%	2.95%	2.91%
Net interest margin (annualized)(1)	3.18%	3.03%	3.32%	3.33%	3.31%
Operating expense to average total assets (annualized)	2.18%	2.10%	2.22%	10.35%	4.90%
Efficiency ratio(2)	58.04%	55.94%	62.97%	286.09%	138.36%
Average interest-earning assets to average interest-bearing liabilities	134.04%	135.09%	133.79%	133.95%	133.76%

Asset quality ratios:
Non-performing assets to total assets(3)	0.32%	0.38%	0.43%	0.39%	0.44%
Non-performing loans and leases to total gross loans and leases(4)	0.44%	0.57%	0.61%	0.55%	0.59%
Allowance for loan and lease losses to non-performing loans and leases(4)	290.88%	197.47%	171.23%	185.97%	166.90%
Allowance for loan and lease losses to total loans and leases	1.29%	1.12%	1.05%	1.02%	0.98%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.01%	0.06%	0.00%	0.40%	0.05%

Capital ratios:
Equity to total assets at end of period	18.17%	17.20%	19.17%	19.04%	20.95%
Average equity to average assets	18.35%	18.13%	19.11%	19.98%	14.29%
Common equity tier 1 capital (to risk weighted assets)(5)	18.89%	18.98%	18.20%	18.54%	20.61%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	13.87%	13.43%	14.31%	14.56%	15.71%
Tier 1 risk-based capital (to risk weighted assets)(5)	18.89%	18.98%	18.20%	18.54%	20.61%
Total risk-based capital (to risk weighted assets)(5)	20.13%	20.07%	19.14%	19.46%	21.53%

Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	170	172	172	166	163

(1)	Net interest income divided by average interest earning assets.

(2)	Total other (non-interest) expenses as a percentage of net interest income and total other (non-interest) income, excluding net securities transactions.

(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.

(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.

(5)	Capital ratios are for First Bank Richmond.

Contacts

Richmond Mutual Bancorporation, Inc.

Garry D. Kleer, Chairman, President and Chief Executive Officer

Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581